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Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

GroGenesis, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of GroGenesis, Inc., of our report dated August 28, 2017, relating to the consolidated financial statements of GroGenesis, Inc. appearing in the Annual Report on Form 10-K of GroGenesis, Inc. for the year ended May 31, 2017. Our report on the consolidated financial statements includes an explanatory paragraph expressing substantial doubt regarding GroGenesis, Inc.' s ability to continue as a going concern.

Turner, Stone & Company, L.L.P.

Certified Public Accountants

Dallas, Texas

December 5, 2017

Turner, Stone & Company, L.L.P. Accountants and Consultants 12700 Park Central Dr. Suite 1400 Dallas, Texas 75251 Telephone: (972) 239-1660 Toll-Free: +1 (877) 853-4195